Exhibit 1.2

DISCOVER CARD EXECUTION NOTE TRUST

DISCOVERSERIES

Class A(2019-2)

ASSET BACKED NOTES

TERMS AGREEMENT

Dated: July 23, 2019

To:	DISCOVER CARD EXECUTION NOTE TRUST

DISCOVER BANK

DISCOVER FUNDING LLC

Re:	Underwriting Agreement dated July 23, 2019 (the “Agreement”) relating to DiscoverSeries Class A(2019-2)

Series Designation:

DiscoverSeries.

Registration Statement:

Nos. 333-228025, 333-228025-01 and 333-228025-02.

Title of Securities:

Discover Card Execution Note Trust, DiscoverSeries Class A(2019-2) Notes (the “Notes”).

Initial Principal Amount of Notes:

$800,000,000.

Aggregate outstanding balance of Receivables in the Discover Card Master Trust I as of June 30, 2019:

$31,237,744,896.40.

Expected Date of Terms Document: July 30, 2019.

Expected Date of Risk Retention Agreement: July 30, 2019.

Interest Rate or Formula: Initially, one-month LIBOR (the “Benchmark”) plus 0.27% per year; provided, however, the Benchmark may change in certain situations described in the Preliminary Prospectus; provided further, however, that if the sum of the Benchmark plus 0.27% is less than 0.00% for any interest accrual period, then the interest rate for the Notes for such interest accrual period will be deemed to be 0.00%.

Time of Sale: 2:53 p.m. New York City time on July 23, 2019.

Time of Sale Information:

(1) The Preliminary Prospectus dated July 18, 2019 for the DiscoverSeries Class A(2019-2) Notes (the “Preliminary Prospectus”), attached as Annex 1 hereto, filed pursuant to Rule 424(h) of the Securities Act of 1933, including the reports and documents incorporated by reference into the Preliminary Prospectus and (2) the Ratings Issuer Free Writing Prospectus dated July 18, 2019, attached as Annex 2 hereto, filed in accordance with Rule 433 of the Securities Act of 1933, which discloses the expected ratings to be assigned to the DiscoverSeries Class A(2019-2) Notes by the nationally recognized statistical rating organizations hired by Discover Bank.

If, subsequent to the Time of Sale, it is determined that such information included an untrue statement of material fact or omitted to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading and the Underwriters have terminated their old purchase contracts and entered into new purchase contracts with purchasers of the Notes, then “Time of Sale Information” will also include any information that corrects such material misstatements or omissions, together with any other information, to the extent it is made available to purchasers at the time of entry into the last such new purchase contract such that “Time of Sale Information” no longer includes an untrue statement of a material fact or omits to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading (“Corrective Information”).

Underwriter Information:

“Underwriter Information” shall mean the written information furnished to Discover Bank, Discover Funding LLC, and Discover Card Execution Note Trust by the Underwriters for use in the Prospectus and confirmed in the “blood letter” from the Underwriters to Discover Bank, Discover Funding LLC, and Discover Card Execution Note Trust dated the Closing Date.

Terms of Sale:

The purchase price for the Notes to the Underwriters will be 99.80000% of the aggregate principal amount of the Notes.

The Underwriters will offer the Notes to the public at a price equal to 100.00000% of the aggregate principal amount of the Notes.

Closing Date: July 30, 2019, or such other date as may be agreed upon in writing.

Time of Delivery: 9:05 a.m., Chicago, Illinois Time, on the Closing Date, or at such other time as may be agreed upon in writing.

Notwithstanding anything in the Agreement or in this Terms Agreement to the contrary, the Agreement and this Terms Agreement constitute the entire agreement and understanding among the parties hereto with respect to the purchase and sale of the Notes. This Terms Agreement may be amended only by written agreement of the parties hereto.

Very truly yours,

RBC CAPITAL MARKETS, LLC. as an Underwriter and as a Representative of the Underwriters named in Schedule I hereto

By:	/s/ Keith L. Helwig
Name: Keith L. Helwig
Title: Authorized Signatory

[Signature Page to Class A(2019-2) Terms Agreement]

MUFG Securities Americas Inc. as an Underwriter and as a Representative of the Underwriters named in Schedule I hereto

By:	/s/ Ann Tran
Name: Ann Tran
Title: Managing Director

[Signature Page to Class A(2019-2) Terms Agreement]

Wells Fargo Securities, LLC as an Underwriter and as a Representative of the Underwriters named in Schedule I hereto

By:	/s/ Leigh Poltrack
Name: Leigh Poltrack
Title: Vice President

[Signature Page to Class A(2019-2) Terms Agreement]

Accepted:

DISCOVER CARD EXECUTION NOTE

TRUST, as Issuer

By: Discover Funding LLC, not in its individual

capacity but solely as Depositor on

behalf of the Issuer

By:	/s/ Patricia S. Hall
Name: Patricia S. Hall
Title: Vice President, Chief Financial Officer and Treasurer

DISCOVER BANK

By:	/s/ Patricia S. Hall
Name: Patricia S. Hall
Title: Vice President, Chief Financial Officer and Assistant Treasurer

DISCOVER FUNDING LLC

By:	/s/ Timothy J. Schmidt
Name: Timothy J. Schmidt
Title: President and Chief Executive Officer

[Signature Page to Class A(2019-2) Terms Agreement]

SCHEDULE I

UNDERWRITERS

$800,000,000 Discover Card Execution Note Trust, DiscoverSeries Class A(2019-2) Notes

Name of Underwriter	Principal Amount
MUFG Securities Americas Inc.	$161,000,000
RBC Capital Markets, LLC	$161,000,000
Wells Fargo Securities, LLC	$161,000,000
BofA Securities, Inc.	$158,500,000
SG Americas Securities, LLC	$158,500,000

ANNEX 1

[PRELIMINARY PROSPECTUS]

ANNEX 2

[RATINGS ISSUER FREE WRITING PROSPECTUS]